Exhibit 10.11

[Date]

Strictly Private & Confidential

Gary Nugent

73 Whitehall Park Road

London

W4 3NB

United Kingdom

Delivered Via Email

Subject: Employment Letter Agreement

Dear Gary

On behalf of Informa Support Services, Inc. (the “Employer”), we are pleased to offer you employment with the Employer on the terms and conditions set forth in this employment letter agreement (this “Agreement”).

1.	Title: You will serve as the Chief Executive Officer of Informa Tech or in such other role as may reasonably be assigned to you from time to time.

2.

Start Date: Subject to the necessary immigration approvals being obtained by the Employer, your employment with the Employer under this Agreement will commence on [XX XX 2024]. Your period of continuous employment commenced on 1 November 2014.

3.

Location: Your principal place of employment with the Employer shall be in the USA, at such location as is agreed between you and the Group CEO of Informa Plc from time to time, provided that you understand and agree that you will be required to travel to properly fulfill your employment duties and responsibilities. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement policies.

4.

Duties; Reporting Line: You shall have the duties, authorities and responsibilities commensurate with your position and such other duties as may reasonably be assigned to you from time to time. You shall report directly to the Group CEO of Informa Plc. You shall devote substantially all of your business time and attention to the performance of your duties. You may (a) serve on the board of one or more business corporations with the prior written consent of the Employer (such consent not to be unreasonably withheld), (b) participate in charitable, civic, educational, professional, community or industry affairs, and (c) manage your and your family’s personal investments.

5.

Base Compensation: Your annual base salary for this position is $562,500 per year, which will be paid by the Employer in bi-weekly installments in accordance with the standard payroll practices of the Employer.

6.

Variable Pay: You will be eligible for an annual bonus of up to 100% of base salary for target performance and up to 150% of base salary for maximum performance. For these purposes base salary is calculated on a pro-rated basis across the fiscal year. Variable pay elements, including bonus and commission, are not guaranteed and as such any plans relating to variable pay may be amended, replaced or withdrawn at any time at the Employer’s sole discretion. Furthermore, any variable pay elements made in one year do not give rise to any expectation or obligation for future years.

7.	Equity:

In consideration for your agreement to the restrictions set forth in the Confidentiality and Restrictive Covenant Agreement (attached hereto as Exhibit C) you may be issued equity awards in Informa Plc, subject to the relevant equity plan rules in place from time to time.

8.

Tax and Other Withholdings: The amounts of compensation described in this Agreement are before taxation or other withholdings required or permitted by law. The Employer and its affiliates reserve the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other required withholdings, from all amounts of compensation and other remuneration payable to you, whether as direct cash compensation or pursuant to any of the compensation or benefit plans in which you may participate.

9.

Relocation Assistance: You understand and acknowledge that you are required to relocate to and work in the United States. In connection with the commencement of your employment with the Employer and your relocation to the United States, the Employer agrees to pay or reimburse you for your reasonable, documented relocation expenses, including but not limited to: (a) household goods packing, shipping, and unpacking; (b) temporary storage for your household items; (c) relocation flights for you and your family to Massachusetts; (d) temporary housing for you and your family for a period of up to six (6) months upon arrival in Massachusetts; (e) for up to 3 years, housing rental support up to a maximum of $15,000 per month (the “Rental Support Payments”); (f) the costs of the preparation of your annual US and UK personal income tax returns, and assistance with the same whilst you are based in the US and for the following two tax years after you return to the UK (except where you are dismissed for Cause); and (g) additional support from an external relocation team as notified to you by the Employer. The Employer will also provide you and your immediate family with immigration assistance and support during your employment with the Employer. The Rental Support Payments will be grossed up to cover all applicable federal, state, and local withholding taxes.

Furthermore, the Employer will arrange a one-time orientation visit for you in Massachusetts. In connection with your orientation visit, the Employer agrees to cover the cost of your flights, hotel accommodation for up to two weeks for you and your family (2x adults and 2 children) and childcare. The Employer will also provide for the cost of one (1) round-trip flight per year to the United Kingdom for yourself and your family.

After the termination of your employment with the Employer, other than for Cause, the Employer agrees to pay or reimburse you for your reasonable, documented relocation expenses, including but not limited to: (a) household goods packing, shipping, and unpacking; and (b) relocation flights for you and your family to the United Kingdom.

10.

Pension Allowance: In line with your current arrangements, you will continue to be eligible to a pension cash allowance of 10% of your base salary paid pro-rata in bi-weekly installments in accordance with the standard payroll practices of the Employer. You are also eligible to participate in the Employer’s 401(k) plan, subject to the eligibility and other provisions of such plan. Should you choose to participate in the Employer’s 401(k) plan then your ongoing entitlement to the pension cash allowance will be reduced by the Employer contributions to the 401(K) plan.

11.	Life Insurance Benefits: You will continue to be eligible to a life insurance multiple of 4x annual base salary in line with your current benefit structure, subject to medical underwriting.

12.

Other Employee Benefits: You will be eligible to participate in benefit plans and programs in effect from time to time, including health, dental and other fringe benefits as are made available to other similarly situated employees of the Employer, in accordance with and subject to the eligibility and other provisions of such plans and programs.

13.	Time Off: You will be entitled to paid vacation in accordance with the Employer’s vacation policy, as in effect from time to time.

14.

Representations: You hereby represent and warrant to the Employer that the execution and delivery of this Agreement and the performance by you of your duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound.

15.

At-Will Employment: Your employment will be at-will, meaning that you or the Employer may terminate the employment relationship at any time, with or without Cause (as defined below), and with or without notice, subject only to the notice provisions in this Agreement. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an officer or other authorized employee of the Employer.

16.

Notice Period: The Employer will provide you with at least six (6) months advance notice if it chooses to terminate your employment, and you agree to provide the Employer with at least six (6) months advance notice if you choose to terminate your employment with the Employer for any reason (any six-month notice period, the “Notice Period”). Notwithstanding the foregoing, the Employer may, in its sole discretion, terminate your employment for Cause (as defined below) effective immediately upon written notice to you (including during the Notice Period, as applicable). During the Notice Period, you shall: (a) continue to be an employee of the Employer and shall make yourself available, as needed, to provide such services directed by the Employer that are reasonably consistent with your status as a senior executive of the Employer; and (b) continue to be paid your base salary and continue to be eligible to receive a bonus, at the Employer’s discretion, and be eligible to participate in the Employer’s benefits programs (subject to the terms of applicable plans and policies and conditional on the approval of any insurer of such benefits). During the Notice Period, the Employer may require you to resign from the offices that you hold with the Employer.

The Employer reserves the right, in its sole discretion, to make a payment in lieu of any notice of termination of employment that you or the Employer is required to give under this Section 16. Notwithstanding any other provision herein, it is expressly understood and agreed that any payment made in lieu of notice pursuant to this Section 16 shall exclude (x) the cash value of any employee benefit and (y) any variable compensation, including but not limited to bonuses, commissions, the value of any equity awards, or any other form of variable incentive compensation.

17.

Non-Working Period: At any point after the commencement of the Notice Period, the Employer may relieve you of duties for all or a part of Notice Period and not require you to report to work on a regular basis (such period of time during which you will have limited or no responsibilities and shall not attend the Employer’s premises (or the offices of any affiliate of the Employer), (the “Non-Working Period”). During the Non-Working Period, you will not be eligible to receive a bonus, you will remain bound by your obligations to the Employer and you will not be permitted to contact clients, customers, suppliers, or employees of the Employer or any of its affiliates without the prior authorization of the Employer. You must remain contactable and may be required to provide transitional assistance during the Non-Working Period.

Your failure to abide by the terms of this Section 17 shall constitute a material breach by you of this Agreement and shall entitle the Employer to seek specific performance of the Non-Working Period by you from a court of competent jurisdiction and the reimbursement of its attorneys’ fees against you.

18.

Severance: If the Employer terminates your employment without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), you will be entitled to receive the following payments and benefits upon the expiration of the Notice Period: (a) your base salary through your final date of employment; (b) amounts and benefits you are entitled to receive as required by law or under any employee benefit plan in accordance with the terms and provisions of such plan through your final date of employment; (c) the continued monthly payment of your base salary as in effect on your termination date for a period of six (6) months following the expiration of the Notice Period; (d) a pro-rated annual bonus for the calendar year in which such termination occurs, which shall be calculated on the basis of the Employer’s actual performance for such calendar year and pro-rated for the number of days actually worked by you during such calendar year up until your final date of employment, and which shall be paid at the same time as bonuses for such year are paid to active employees or such later date as the first installment under clause (c) will be made as provided below; (e) all equity awards that are held by you will remain subject to the good leaver time pro-rating provisions as set out in the Informa Long Term incentive Plan (LTIP) rules (the benefits described in

(c)-(e), the “Separation Pay”). Payments of the Separation Pay set forth in (c) shall begin in the first payroll whose cutoff date follows the effectiveness of the Release, provided that, if the 60th day following termination occurs in the subsequent calendar year, payments shall not be made before the first business day of that subsequent year, unless otherwise permitted by Section 409A or delayed as set forth in Section 27 below.

“Cause” means (a) your commission of an act of gross negligence, willful misconduct, fraud, embezzlement, material dishonesty or theft with respect to the Employer or any of its affiliates; (b) your arrest and/or conviction for a felony or any crime involving moral turpitude, fraud, dishonesty or any other crime which makes you unable to perform your job duties and/or adversely affects the Employer’s or its affiliates’ reputations, operations or financial performance; (c) your material breach of any agreement with the Employer, including this Agreement and the Confidentiality and Restrictive Covenant Agreement; (d) your failure to follow or implement the reasonable instructions or policies of the Employer or its affiliates, continuing after written warning and after the expiration of thirty (30) days for your compliance; (e) your material breach of your duties and obligations, following written warning and after the expiration of thirty (30) days to permit you to remedy the breach; (f) your refusal to perform the lawful directives of the Employer or its affiliates, following written warning and after the expiration of thirty (30) days to permit you to remedy the breach; (g) your use of illegal drugs or any illegal substance, violation of the Employer’s drug and alcohol policy or abuse of alcohol that, in the Employer’s judgment, interferes with your performance of any of your job duties; (h) your violation of the Employer’s anti-harassment policy as determined by the Employer; (i) the issuance of a final consent decree, cease and desist or similar order against you by a regulatory agency relating to violations or alleged violations of any law or regulation governing the conduct of the business of the Employer; and (j) any other act or omission by you that materially impairs the Employer’s financial condition or reputation or that of any of its affiliates, as determined by the Employer, as appropriate.

“Good Reason” means any of the following, without your written consent: (a) a more than twenty-five percent (25%) reduction in your base salary (other than a reduction that is imposed proportionally on other similarly situated employees of the Employer); and (b) any action or inaction that constitutes a material breach by the Employer of any material provision of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless (x) you provide the Employer with written objection to the event or condition within 30 days following the occurrence thereof, (y) the Employer does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) you provided notice to the Employer of your intention to resign within 30 days following the expiration of that cure period.

19.

Release of Claims: The Separation Pay is in lieu of, and not in addition to, any other severance and/or notice arrangement maintained by the Employer or agreed to between you and the Employer prior to the execution of this Agreement. The obligation to provide the Separation Pay set forth in (c), (d) and (e) of such definition is conditioned upon (a) your entering into within sixty (60) days following your termination (or within such shorter period as is specified at the time by the Employer) and not revoking a reasonable and customary general release of claims against the Employer and its affiliates in substantially in the form attached hereto as Exhibit A (the “Release”), (b) your continued compliance with the provisions of the Confidentiality and Restrictive Covenant Agreement as amended herein, (c) your compliance with all applicable exit policies and procedures, and (d) your reaffirmation of your obligations under the Confidentiality and Restrictive Covenant Agreement, which shall be appended as an exhibit to and incorporated by reference into the Release.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or otherwise shall prohibit or interfere with your exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims (as defined in Exhibit A), except that you may receive and fully retain a monetary award from a government-administered whistleblower award program.

20.

Other Terminations: If your employment is terminated due to (a) termination by the Employer for Cause, (b) resignation by you other than for Good Reason or (c) termination as a result of your death or disability, no compensation or benefits shall be payable to you after the date of termination, except for (x) accrued and unpaid base salary and (y) amounts and benefits you are entitled to receive as required by law or under any employee benefit plan in accordance with the terms and provisions of such plan.

21.

Other Obligations: As a condition of your employment under this Agreement as well as the other benefits set forth herein, which you agree constitutes other mutually agreed upon consideration under the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L), you will be required to sign and comply with the Mutual Arbitration Agreement (attached hereto as Exhibit B) and the Confidentiality and Restrictive Covenant Agreement (attached hereto as Exhibit C), each of which are specifically incorporated into this Agreement.

22.

Policies: It is the Employer’s policy to provide a positive working environment for all staff, free from discrimination, harassment or retaliation, based on age, sex, gender, race, color, religion, national origin or other protected characteristics. You are expected to read and comply with the Employer’s employee handbook, as well as all other applicable policy rules and directives, which may be withdrawn or amended at any time.

23.

Entire Understanding: This Agreement, including the enclosed Mutual Arbitration Agreement and Confidentiality and Restrictive Covenant Agreement which, when signed by you, sets forth the general terms of your employment with the Employer and constitutes the entire agreement between you and the Employer relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject, whether between you and the Employer or you and a predecessor to the Employer. This Agreement can only be amended in a writing signed by you and an officer or other duly authorized employee of the Employer. Any waiver of a right under this Agreement must be in writing. In making the decision to enter into this Agreement, neither party is relying upon any representations by the other party (oral or otherwise) that are not contained within this Agreement. This Agreement may be signed in counterparts (each of which shall be deemed an original and all of which shall constitute one agreement), and the exchange (by electronic mail transmission) of copies of executed counterparts of this Agreement shall be deemed execution and delivery thereof.

24.

Assignment: The Employer may assign this Agreement to any affiliate, assignee or successor. Upon such assignment, the rights and obligations of the Employer shall become the rights and obligations of such affiliate, assignee, or success. You may not assign, pledge, or encumber your interest in this Agreement, or any part thereof, without the written consent of the Employer.

25.

No Strict Construction: The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

26.

Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

27.

Code Section 409A: The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Employer of the applicable provision without violating the provisions of Section 409A. In no event whatsoever shall the Employer or any recipient of your services be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to you sixty (60) days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), unless earlier commencement is otherwise permitted by Section 409A, provided that you execute within forty-five (45) days following “separation from service” a general release of claims in a form and substance satisfactory to the Employer and its legal counsel. Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-l(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.

Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (a) you deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (b) amounts or benefits under this Agreement or any other program, plan or arrangement of the Employer or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (C) you are employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of separation from service or, if earlier, the tenth day following the date of your death following such separation from service (or such later date as is required for administrative practicability and permitted under Section 409A); following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any indemnification payment, expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

In order to accept the terms of this Agreement, you must deliver a signed copy of this Agreement to the undersigned by _______________, 2024.

We hope your employment with the Employer will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to call or email us.

Sincerely,

Stephen Carter, Group CEO of Informa Plc

For and on behalf of Informa Support Services, Inc.

AGREED AND ACCEPTED:

Gary Nugent

Signed: _________________

Date: _________________

EXHIBIT A

FORM OF RELEASE AGREEMENT1

Gary Nugent (“you”) and Informa Support Services, Inc. (“Company”) (collectively, “the parties”) have agreed to enter into this Release of Claims Agreement (“Agreement”) on the following terms:

You acknowledge that your employment with the Company terminated effective ________, 20__ (the “Termination Date”). You further acknowledge that, regardless of signing this Agreement, you have received (i) your final paycheck, which includes your final salary or wages and pay for the prorated amount of any accrued but unused vacation days (in accordance with the Company’s policy, as reflected in the Company’s Employee Handbook) through your last day of service, less withholdings; and (ii) reimbursement of all reasonable business expenses incurred by you during your employment. The parties acknowledge that except as provided for in the Employment Letter Agreement, all benefits and perquisites of employment cease as of your last day of employment with the Company.

Further, if you (i) duly execute this Agreement and return this Agreement to the Company within sixty (60) days following the Termination Date (or such shorter period as the Company may provide at the time), (ii) do not revoke the Agreement as permitted below, (iii) remain at all times in continued compliance with this Agreement, and (iv) you reaffirm your commitment to abide by the restrictions contained in the Confidentiality and Restrictive Covenant Agreement, attached hereto as Exhibit 1, and have not and do not breach those restrictions, then the Company will provide you or your estate or beneficiaries with the severance benefits set forth in Section 18 of the Employment Letter Agreement (together, the “Severance Benefits”), as applicable at this time. For the avoidance of doubt, in the event that you materially and willfully breach this Agreement, you will no longer be entitled to, and the Company will no longer be obligated to provide (or continue to provide), the Severance Benefits.

You understand and agree that you are not entitled to any compensation, benefits, remuneration, accruals, contributions, reimbursements, bonus, option grant, vesting, or vacation or other payments from the Company other than those expressly set forth in this Agreement, and that any and all payments and benefits you may receive under this Agreement are subject to all applicable taxes and withholdings.

You acknowledge and agree that your reaffirmation and commitment to abide by the Confidentiality and Restrictive Covenant Agreement attached hereto, which is incorporated into this Agreement by reference as if agreed to by you as of the Effective Date (defined below), is agreed to in connection with your separation from the Company and, therefore, not governed by the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L). In the event that a court of competent jurisdiction determines that the covenants in the Confidentiality and Restrictive Covenant Agreement are covered by the Massachusetts Noncompetition Agreement Act, you agree that your receipt of the Severance Benefits is mutually agreed upon consideration and stipulate not to challenge the sufficiency of the agreed-upon consideration supporting the Confidentiality and Restrictive Covenant Agreement.

In exchange for the Severance Benefits, which you acknowledge exceed any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company or its affiliated, related, parent or subsidiary companies, and its present and former directors, officers, and employees (the “Released Parties”) all claims, complaints, grievances, causes of action, or charges of any kind, known and unknown, asserted or unasserted (“Claims”), which you may now have or have ever had against any of them (“Released Claims”). Released Claims include, but are not limited to:

•	all Claims arising from your employment with the Released Parties or the termination of that employment, including Claims for wrongful termination or retaliation;

[1]	Note to Exhibit: The Release may be revised by the Company to the extent that revisions are necessary for changes in law and business circumstances to provide for a full release.

Exhibit A - 1

•

all Claims related to your compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;

•	all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

•

all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

•	all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

•

any other Claims of any kind whatsoever, from the beginning of time until the Effective Date, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.

By way of example and not in limitation, Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment and Retraining Notification Act (“WARN Act”), 29 U.S.C. § 2102 et seq; the Delaware Discrimination in Employment Act, Del. Code Ann. tit. 19, §§ 710 to 719A; the Delaware Whistleblowers’ Protection Act, Del. Code Ann. Tit. 19 §§ 1701 to 1708; the Delaware Wage Payment and Collection Act, Del. Code Ann. tit. 19, §§ 1101 to 1115; the Delaware Fair Employment Practices Act, Del. Code Ann. tit. 19, §§ 701 to 709A; the Delaware social media law, Del. Code Ann. Tit. 19 § 709A; the Massachusetts Fair Employment Practices Law, Mass. Gen. Laws ch. 151B; the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, § 11; the Massachusetts Equal Rights Act, Mass. Gen. Laws ch. 93; the Massachusetts Small Necessities Act, Mass. Gen. Laws ch. 149 § 52D; the Massachusetts Privacy Statute, Mass. Gen. Laws ch. 214, § 1B and C; the Massachusetts Equal Pay Act, Mass. Gen. Laws ch. 149 § 105A-C; the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D; the Massachusetts AIDS Testing Act, Mass. Gen. Laws ch. 111 § 70F; the Massachusetts Consumer Protection Act, Mass. Gen. Laws ch. 93A; the Massachusetts Equal Rights for the Elderly and Disabled Law, Mass. Gen. Laws ch. 93 § 103; the Massachusetts Anti-Sexual Harassment Statute, Mass. Gen. Laws ch. 151B, § 3A; the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148 et seq. (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; the Massachusetts Wage and Hour Laws, Mass. Gen. Laws ch. 151 § 1A et seq.; the Massachusetts age discrimination law, Mass. Gen. Laws ch. 149, § 24A et seq.; or any comparable law in any other jurisdiction. The Parties intend for this release to be enforced to the fullest extent permitted by law. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

You agree that the consideration you are receiving in exchange for your general release of claims shall be offset against any state or federal WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.

You represent that you have not initiated, filed, or caused to be filed and agree not to initiate, file or cause to be filed any Released Claims against any Released Parties with respect to any aspect of your employment by or termination from employment with the Company or with respect to any other Released Claim. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any Released Claims that are waived, released and/or discharged herein. If you nonetheless file, cause to be filed, or pursue any Released Claims against one or more Released Party, you will pay to each such Released Party any costs or expenses (including attorneys’ fees and court costs) incurred by such Released Party in connection with such action, claim or suit.

Exhibit A - 2

In this paragraph, we provide you with specific information required under the ADEA. You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your termination from the Company. You agree that your release of claims in this Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for forty-five (45) days the terms of this Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days of signing this Agreement, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to the Group CEO, Informa Plc. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. Boston local time) on the seventh (7th) day after you sign this Agreement. This Agreement will become effective and enforceable on the eighth (8th) day following your execution of this Agreement (the “Effective Date”), provided you have not exercised your right, as described herein, to revoke this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the forty-five (45) day review period.

Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive (1) any right that cannot be waived as a matter of law, (2) rights for indemnification under U.S. and non-U.S. federal and state laws including, (3) rights for indemnification under any contract or agreement with the Company that provides for indemnification or under the Company’s by-laws or under any insurance policies of the Company or its or their affiliates, (4) rights to any vested benefits or pension funds; and (5) rights to seek worker’s compensation or unemployment insurance benefits, subject to the terms and conditions thereof.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or otherwise shall prohibit or interfere with your exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. The parties further acknowledge and agree that this Agreement shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.

You are hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, you have the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Exhibit A - 3

Except as provided herein, you further agree to maintain this Agreement and its contents in the strictest confidence and agree that you will not disclose the terms of this Agreement to any third party without the prior written consent of the Company, unless and to the extent otherwise required by law or in connection with enforcing this Agreement, except you may inform your legal and financial advisors provided you have advised such attorney or financial advisor to maintain the confidentiality of this Agreement and its contents and you remain responsible for maintaining the confidentiality of such information. Except as expressly permitted in the preceding two paragraphs, if you are obligated under law to disclose the contents of this Agreement you agree, to the extent possible, to provide the Company at least five (5) days prior written notice of such obligation.

You and the Company agree that this Agreement is not an admission of guilt or liability on the part of you and the Company under any national, federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.

This Agreement and the Employment Letter Agreement are the entire agreement and understanding between you and the Company concerning its subject matter and may only be amended in writing signed by you and by authorized representatives of the Company. If any provision of this Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law doctrines that require application of another law. Any legal action or suit related in any way to this Agreement shall be brought exclusively in the federal or state courts of the Commonwealth of Massachusetts.

This Agreement may be executed in any number of counterparts (each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument) and delivered by electronic means.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; and (c) that you have voluntarily chosen to enter into this Agreement, without duress or coercion, economic or otherwise, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Agreement.

UNDERSTOOD AND AGREED:

DATE:
Name:

Title:

DATE:
Name:

Title:

Exhibit A - 4

EXHIBIT 1

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

See Exhibit C.

Exhibit A - 5

EXHIBIT B

MUTUAL ARBITRATION AGREEMENT

Informa Support Services, Inc. and its Affiliates (as defined below), successors, subsidiaries, assigns, parent, divisions, benefit plans, officers and directors, employees, and representatives (collectively, the “Company”) and Gary Nugent (“You”) agree to enter into this Mutual Arbitration Agreement (“Arbitration Agreement”). For purpose of this Arbitration Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control of the Company’s ultimate parent, Informa Plc. This Arbitration Agreement is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and evidences a transaction involving interstate commerce. This Arbitration Agreement applies to any dispute arising out of or related to your employment with the Company, the termination of that employment relationship, or any other aspect of your relationship with the Company, regardless of such dispute’s date of accrual, and this Arbitration Agreement continues in effect after and survives the termination of your employment relationship. You and the Company are collectively referred to herein as the “Parties.”

A. How This Arbitration Provision Applies.

Except as otherwise stated below, this Arbitration Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law or a forum other than arbitration, and you and the Company agree that any legal dispute or controversy covered by this Arbitration Agreement, or arising out of, relating to, or concerning the validity, enforceability or breach of this Arbitration Agreement, shall be resolved by binding arbitration in accordance with the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (“AAA Rules”) then in effect, to be held (unless the Parties agree in writing otherwise) within 45 miles of where you are or were last employed by the Company. The AAA Rules are available online, free of charge, at www.adr.org/employment, or by searching for “AAA Employment Arbitration Rules” using a service such as www.google.com or www.yahoo.com. If for any reason AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral arbitrator. If the AAA Rules are inconsistent with the terms of this Arbitration Agreement, the terms of this Arbitration Agreement shall govern.

By entering into this Arbitration Agreement, you agree to arbitrate disputes with any entity or individual, and waive your right to have such disputes resolved by a trial by a jury or judge, arising out of or related to your employment with the Company or the termination thereof, including but not limited to, the application for employment, background checks, privacy, the employment relationship, the termination of the employment relationship, trade secrets, unfair competition, compensation policies, practices or amounts, overtime and minimum wage exemptions, calculations or payments, independent contractor, statutory employee or common law employee classifications, suitable seating, wage statements or paystubs, expense reimbursement, meal periods and rest breaks, discipline, promotion and advancement, compensable time and “off-the-clock” work, retaliation, discrimination or harassment, defamation, slander and libel, claims that may be asserted for any post-employment conduct or time periods, such as defamation or retaliation, contract or any other claims arising under any other federal, state, local, or foreign law that governs the Parties’ employment relationship or termination thereof that can be arbitrated under applicable law.

B. Limitations On How This Arbitration Agreement Applies.

This Arbitration Agreement does not apply to a representative action brought on behalf of others under the Private Attorneys General Act of 2004 (“PAGA”), California Labor Code § 2698, et seq., to the extent that such an action can only be brought by the state or its representatives, where any resulting judgment is binding on the state, and where any alleged monetary penalties largely go to state coffers.

This Arbitration Agreement also does not apply to claims for workers compensation, state disability insurance or unemployment insurance benefits.

Exhibit B - 1

Nothing contained in this Arbitration Agreement shall be construed to prevent or excuse you (individually or in concert with others) or the Company from utilizing the Company’s existing internal procedures for resolution of complaints, and this Arbitration Agreement is not intended to be a substitute for the utilization of such procedures. Either you or the Company may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief.

Regardless of any other terms of this Arbitration Agreement, a claim may be brought before and remedies awarded by an administrative agency if applicable law permits the agency to prosecute or adjudicate the claim notwithstanding the existence of an agreement to arbitrate that is governed by the Federal Arbitration Act. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, or the National Labor Relations Board. Nothing in this Arbitration Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

This Arbitration Agreement also does not apply to disputes between the Parties that may not be subject to predispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203), or as provided by an Act of Congress.

C. How Arbitration Proceedings Are Conducted.

In arbitration, the Parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the arbitrator. The statutes of limitations applicable to each claim or cause of action shall apply, and written notice of arbitration shall be initiated within the statute of limitations and other time limitations applicable to each claim or cause of action asserted. The Federal Rules of Evidence shall apply, except as modified by the arbitrator.

You and the Company agree to resolve any dispute in arbitration on an individual basis only, and not on a class or collective action basis (“Class Action Waiver”). The arbitrator shall have no authority to consider or resolve any claim or issue any relief on any basis other than an individual basis, and shall not do so on a class or collective action basis. Notwithstanding any other provision of this Arbitration Agreement or the AAA Rules, disputes regarding the enforceability, revocability, or validity of this Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which: (1) the dispute is filed as a class or collective action; and (2) there is a final judicial determination that all or part of the Class Action Waiver is unenforceable, the class and/or collective action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.

You will not be retaliated against, disciplined or threatened with discipline as a result of your exercising your rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class or collective action in any forum. However, the Company may lawfully seek enforcement of this Arbitration Agreement and the Class Action Waiver under the Federal Arbitration Act, including seeking the dismissal of class or collective actions or claims.

The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

Except as otherwise provided in Paragraph B, and to the extent permitted by law, (1) you and the Company agree not to bring a representative action on behalf of others in arbitration; and (2) for any claim brought on a private attorney general basis – i.e., where you are seeking to pursue a claim on behalf of a government entity – both you and the Company agree that any such dispute shall be resolved in arbitration on an individual basis only (i.e., to resolve whether you have been personally aggrieved or subject to any violations of law), and that such an action may not be used to resolve the claims or rights of other individuals in a single or collective proceeding (i.e., to resolve whether other individuals have been aggrieved or subject to any violations of law) (“PAGA Waiver”). Notwithstanding any other provision of this Arbitration Agreement or the AAA Rules, the validity of the PAGA

Exhibit B - 2

Waiver may be resolved only by a court of competent jurisdiction and not by an arbitrator. If any provision of the PAGA Waiver is found to be unenforceable or unlawful for any reason, (1) the unenforceable provision shall be severed from this Arbitration Agreement; (2) severance of the unenforceable provision shall have no impact whatsoever on the Arbitration Agreement or the Parties’ attempt to arbitrate any remaining claims on an individual basis pursuant to the Arbitration Agreement; and (3) any representative action brought under PAGA on behalf of others must be litigated in a civil court of competent jurisdiction and not in arbitration.

D. Paying for the Arbitration.

You and the Company shall follow the AAA Rules applicable to initial filing fees, but in no event will you be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s and/or arbitration fees.

Each party will pay the fees for his, her, or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law (e.g., a party prevails on a claim that provides for the award of reasonable attorneys’ fees to the prevailing party).

E. The Arbitrator’s Decision and Award.

The arbitrator must follow applicable law and may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in his or her individual capacity in a court of law for the claims presented to and decided by the arbitrator, and no remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Arbitration Agreement. The arbitrator’s decision shall be final and binding upon the Parties, must be in writing, and must contain the arbitrator’s reasoning. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

F. Mandatory Condition of Employment

Arbitration is a mandatory condition of your employment and/or continued employment at the Company. In addition to your signature below, commencing and continuing your employment also constitutes mutual acceptance of the terms of this Arbitration Agreement by you and the Company. You have the right to consult with counsel of your choice concerning this Arbitration Agreement.

G. Enforcement of this Arbitration Agreement; Other Terms.

Any Party (including Company Affiliates) to this Arbitration Agreement may bring an action in a court of competent jurisdiction to compel arbitration under this Arbitration Agreement, and to confirm, vacate, or enforce an arbitration award, with each party bearing its own attorneys’ fees, costs and expenses in such court proceedings, subject to any remedies to which that party may later be entitled under applicable law. This Arbitration Agreement replaces all prior agreements (if any) regarding the arbitration of disputes and is the full and complete agreement relating to the formal resolution of disputes covered by this Arbitration Agreement. Except as stated in Paragraph C above, in the event any portion of this Arbitration Agreement is deemed unenforceable, the remainder of this Arbitration Agreement will be enforceable.

[remainder of page intentionally omitted]

Exhibit B - 3

I AGREE.

Dated:

Employee Name:

Employee Signature:

On behalf of Informa Support Services, Inc.

Dated:

[List name and title]

Exhibit B - 4

EXHIBIT C

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

This Confidentiality and Restrictive Covenant Agreement (“Agreement”) is made effective as of ____________ (the “Effective Date”), by and between Informa Support Services, Inc. (the “Company”), and Gary Nugent (“you”).

WHEREAS, you desire to be employed by or to continue to be employed by the Company;

WHEREAS, you acknowledge that: (a) the business in which the Company and/or its Affiliates (as defined below) are engaged is extremely competitive and that the Company and/or its Affiliates have spent and will continue to spend substantial time and money developing and maintaining its relationships with its existing and potential clients, clients, referral sources and vendors; (b) the Company and/or its Affiliates have spent substantial time and money developing its strategies, technologies, products and services and that these constitute valuable assets for the Company and/or its Affiliates that form a basis for their competitive advantages in the marketplace; (c) any erosion of those advantages is likely to have adverse consequences to the Company’s and/or its Affiliates’ business; and (d) as an employee of the Company, you have had and will have access to the Company’s and/or its Affiliates’ confidential business information, and rely on such information while discharging your duties from the inception of your employment with the Company and/or its Affiliates; you hereby reaffirm, ratify, and agree to be bound by all of the terms and restrictive covenants agreed to during your employment with the Company and/or its Affiliates; and

WHEREAS, the Company will not continue to employ you unless you execute and deliver this Agreement to the Company.

NOW THEREFORE, as a material condition of, and in consideration for, your hiring and/or continued employment by the Company and your receipt of any compensation and benefits of any kind now or hereafter paid to you by the Company, you hereby agree with the Company as follows:

1. Consideration.

You enter into this Agreement in exchange for employment and/or continued employment and the compensation and benefits associated with your role. You further enter into this agreement in exchange for eligibility to receive equity grants as set forth in Section 6 of the Employment Letter Agreement, eligibility to participate in and receive bonuses under the Company’s annual incentive program as set forth in Section 6 of the Employment Letter Agreement and eligibility to receive the Separation Pay set forth in Section 18 of the Employment Letter Agreement. You also enter into this Agreement in exchange for the continued provision of new Confidential Information (as defined below) to you as part of your continued employment with the Company. You and the Company agree that this Agreement is supported by mutually agreed-upon consideration under the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L) and agree and stipulate not to challenge the sufficiency of the agreed-upon consideration supporting this Agreement.

2. No Alteration of At-Will Employment.

This Agreement shall not be construed to create or imply a contract of employment for any fixed or certain period of time. You understand that the status of your employment is “at will,” which means that you may voluntarily leave the employ of the Company at any time (subject to the Notice Period in your Employment Letter Agreement), for any reason or no reason (with or without cause), and conversely may be terminated by the Company at any time (subject to the Notice Period in your Employment Letter Agreement) with or without Cause or reason or notice. [While employed by the Company, you will remain loyal to the Company and its Affiliates and will not knowingly engage in conduct that would violate a Company policy.

Exhibit C - 1

3. Confidentiality.

For purposes of this Agreement, “Confidential Information” means all non-public information heretofore or hereafter developed or used by the Company and/or its Affiliates, whether or not reduced to written, electronic, magnetic or other tangible form, acquired in any way by you during the course of your employment with the Company and/or any of its Affiliates and which is proprietary to the Company and/or any of its Affiliates or which relates to any third party for which the Company and/or any Affiliate is under an obligation to keep such information confidential, concerning the research, product development, products, operations, marketing and business plans, activities, employees, consultants, licensors, licensees, customers or business affairs of the Company, its Affiliates, or the Company’s and/or its Affiliates’ licensees, distributors, business partners or customers, including, without limitation, the following: (a) all information concerning trade secrets of the Company and/or its Affiliates, including computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions; (b) all sales and financial information concerning the Company and/or its Affiliates; (c) all customers, customer lists or requirements; (d) all group strategy, research activities, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, price lists, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of the Company and/or its Affiliates, employees, officers, business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; (e) all information in any way concerning the business or affairs of the Company or its Affiliates, suppliers, business partners or customers which was furnished to you by the Company or its Affiliates, suppliers, business partners or customers or otherwise discovered by you during your employment with the Company; and (f) any document marked “confidential” or any information which you have been advised is confidential or which might reasonably be expected to be regarded as confidential or any information which has been given to the Company or any of its Affiliates in confidence by customers, suppliers or other persons. For purposes of this Agreement, “Affiliate” shall mean any entity controlling, controlled by or under common control of the Company’s ultimate parent, Informa Plc. All references in this Agreement to the “Company” include any Affiliate of the “Company.”

You acknowledge that it is the policy of the Company to maintain as secret and confidential all Confidential Information. The parties hereto recognize that, by reason of your employment by the Company, you have acquired or will acquire access to Confidential Information. You recognize that all such Confidential Information is and shall remain the sole property of the Company as its sole owner, free of any rights of yours and acknowledge that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, you agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in your possession and you agree that at all times from and after the date hereof, you will not, directly or indirectly, without the prior written consent of the Company, disclose to any person, firm, the Company or other entity any Confidential Information, except to the extent that (a) any such Confidential Information becomes generally available to the public, other than as a result of a breach by you of this section or (b) any such Confidential Information becomes available to you on a non-confidential basis from a source other than the Company or any of its employees or advisors; provided, that such source is not known by you to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if you are required by law or legal process to disclose any Confidential Information; provided, that in such case, you shall (a) give the Company the earliest notice possible that such disclosure is or may be required and (b) cooperate with the Company, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed.

Upon termination of your employment with the Company, you covenant and agree to promptly return to the Company all items constituting or containing Confidential Information (including all copies) including, without limitation, all reports, data, documents, studies, notes, specifications, or information. You agree to refrain from accessing any Confidential Information stored on any personal computer hard drive, tablet,

Exhibit C - 2

smartphone, electronic data storage device, email or other web-based data storage account or service after termination of employment with the Company and shall inform the Company of all such media, and shall make available to the Company for inspection any personal computer, electronic storage media and devices and/or personal phone so that the Company may take any necessary steps to permanently delete and erase any Confidential Information from said devices.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you understand you may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, you understand an employee who files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits you from making truthful statements or disclosures about any alleged unlawful employment practice, including, but not limited to, discrimination, harassment or retaliation.

4. Ownership of Confidential Information.

You agree that the Company is the sole owner of the Confidential Information and you shall not dispute, contest or deny any such ownership rights of the Company, either during or after your employment with the Company.

The Company shall own all right, title and interest in your work product, including but not limited to, customers, potential customers, leads, sources, deliverables, documentation, reports, inventions, designs, discoveries, works of authorship, creations, ideas, developments, models, improvements, systems, methods of doing business, programs and software, whether or not patented, patentable, copyrighted or copyrightable originated, developed or prepared by you (either alone or with other employees or consultants of Informa) related to the Company’s business, including but not limited to, the Company’s business as currently conducted or proposed to be conducted or that are originated, developed or prepared by you in connection with or during your efforts on behalf of or in connection with the Company’s business activities or plans (collectively, “Work Product”). You represent that all Work Product shall be created by you and shall not, to your knowledge, infringe any other Person’s (as defined below) patent, copyright, trademark or other rights. All Work Product shall become part of the Confidential Information and be owned solely by the Company. You further represent that you will not destroy, erase or damage any Work Product or other records or documents of the Company unless you are instructed to do so in writing by the Company. For the purposes of this Agreement, “Person” means a natural person, general or limited partnership, limited liability company, trust, estate, association, corporation or any other individual or entity in its own or any representative capacity.

Any copyrightable Work Product shall be considered “work made for hire” under U.S. Copyright Act, 17 U.S.C. 101. To the extent that any such Work Product is not a work made for hire for any reason or otherwise determined for any reason not to be the Company’s property, you (i) waive any “moral rights” in such Work Product and (ii) hereby assign to the Company all such Work Product. You shall assign to the Company at any time during and after your employment with the Company, promptly at the Company’s request and without additional compensation, all of your right, title and interest in and to any and all Work Product in or to which you may have acquired or may acquire rights in whole or in part as a result of your employment by the Company.

You shall, at any time during or after employment with the Company, promptly upon the request of the Company, complete and execute all documents and provide any other assistance and do such acts as reasonably necessary to perfect the Company’s rights in Work Product throughout the world, including but not limited to, to enable the Company to obtain, maintain and enforce assignments, patents, copyrights and legal protection in Work Product. Furthermore, if for any reason the Company is unable to obtain your execution of any such papers and documents, you hereby convey to the Company a limited power of attorney for the purpose of executing any such papers and documents.

Exhibit C - 3

You shall notify the Company of all patents and copyrights applied for by you within one (1) year from the date of termination of your employment with the Company, and shall provide the Company with a description of such patents and copyrights sufficient to enable the Company to determine whether the works over which they are claimed relate to, or are derived from, Work Product or any other Confidential Information.

You agree that you will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Work Product without the Company’s prior written consent. In addition, you agree that you will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company. You have disclosed a complete list of all inventions that you have, or you have caused to be, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of your employment by the Company, in which you have an ownership interest or which you have a license to use, and that you wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are disclosed, you warrant that there are no Prior Inventions. If, in the course of you employment with the Company, you incorporate a Prior Invention into a Company process, machine or other work, you hereby grant the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale and exercise any and all present or future rights in, such Prior Invention.

5. Non-Competition.

You agree that, at all times during your employment with the Company and for a period of (x) twelve (12) months after termination of such employment for any reason, less (y) the duration of the Non-Working Period, you will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person or entity and whether as a principal, shareholder, director, officer, employee, agent, manager, consultant, contractor, partner or otherwise:

(a)

within the Restricted Territory, own, invest in, be employed in an executive or managerial role with or perform the same or substantially similar duties for any other business which supplies or provides (or intends to supply or provide) any Relevant Products or Services in competition with any Relevant Company Body;

(b)

within the Restricted Territory, own, invest in, be employed in an executive or managerial role with or perform the same or substantially similar duties for any person, entity or business which at any time during the Relevant Period has supplied Relevant Products or Services (or components thereof, inputs therein or services related thereto) to any Relevant Company Body, and/or do or attempt to do anything which causes or may cause such person, entity or business to cease, alter or reduce such supply to any Relevant Company Body or alter its terms of business with and to the detriment of any Relevant Company Body; or

(c)

within the Restricted Territory, own, invest in, be employed in an executive or managerial role with or perform the same or substantially similar duties for any person, entity or business which is, or was at any time during the Relevant Period, a Relevant Customer of any Relevant Company Body, and/or do or attempt to do anything which causes or may cause such person, entity or business to cease, alter or reduce its dealings with any Relevant Company Body, or alter its terms of business with and to the detriment of any Relevant Company Body.

Exhibit C - 4

Nothing herein will prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

For the avoidance of doubt, nothing herein will prohibit you from owning, investing in, being employed in an executive or managerial role with or performing the same or substantially similar duties for Toro CombineCo, Inc. or its affiliates.

6. Non-Solicitation.

You agree that, at all times during your employment with the Company and for a period of (x) twelve (12) months after termination of such employment for any reason, less (y) the duration of the Non-Working Period, you will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person or entity and whether as a principal, shareholder, director, officer, employee, agent, manager, consultant, contractor, partner or otherwise:

(a)

within the Restricted Territory, solicit or approach, cause to be solicited or approached, or conduct business with any Relevant Customer with respect to the actual or potential sale, license, lease, supply, distribution, or other provision of Relevant Products or Services, or otherwise deal or contract with any Relevant Customer in relation to any Relevant Products or Services, or attempt to do any of the foregoing; or

(b)

within the Restricted Territory, solicit, induce or entice away from any Relevant Company Body or, in connection with any business in, or intending or proposing to be in, competition with any Relevant Company Body, employ, engage or appoint, or in any way cause to be employed, engaged or appointed, a Critical Person, whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of any Relevant Company Body.

7. Definitions.

The following capitalized terms shall have the following definitions, respectively:

“Critical Person” means any current or former employee, officer, director, agent, consultant or independent contractor employed, appointed or engaged by, or providing services to, any Relevant Company Body at any time during the Relevant Period (as defined below), in each case, (i) with whom you had more than incidental contact in the course of your employment, appointment, engagement, or providing of services during the Relevant Period and/or (ii) who by reason of such employment, appointment, engagement , or providing of services and in particular his or her seniority, expertise, or knowledge of Confidential Information of or concerning a Relevant Company Body, or knowledge of or influence over the clients, customers, suppliers, or business partners of a Relevant Company Body, is to be regarded as a material asset of a Relevant Company Body.

“Relevant Company Body” means the Company or any Affiliate of the Company for which you have performed services or for which you have had operational or management responsibility at any time during the Relevant Period, and each of its successors and assigns (whether by contract, operation of law, or otherwise).

“Relevant Customer” means any person, entity, firm, company, or other organization who or which at any time during the Relevant Period is or was (i) negotiating with any Relevant Company Body with respect to Relevant Products or Services; or (ii) a client or customer of any Relevant Company Body with respect to Relevant Products or Services; or (iii) in the habit of dealing with any Relevant Company Body with respect to Relevant Products or Services, and in each case with whom or which you were more than incidentally concerned or connected or of whom or which you had personal knowledge during the Relevant Period in the course of your employment.

“Relevant Period” means the period of twelve (12) months immediately preceding the date of termination of your employment with the Company for any reason.

Exhibit C - 5

“Relevant Products or Services” means products or services (i) which are of the same kind as, or of a similar kind to, or competitive with, any products or services sold, licensed, leased, supplied, distributed, or otherwise provided to any third party by any Relevant Company Body within the Relevant Period and (ii) with which you were more than incidentally involved in the course of your employment during the Relevant Period or of which you had personal knowledge during the Relevant Period.

“Restricted Territory” means any geographic area or territory where you conducted business for or on behalf of any Relevant Company Body, or where parties were located with whom or which you interacted with respect to Relevant Products or Services, in each case at any time during the Relevant Period.

8. Non-Disparagement.

At all times that you are an employee of the Company and thereafter, you agree that you will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company and its Affiliates, or any of their employees, officers, directors, or stakeholders, now or in the future. This Section does not in any way restrict or impede you from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the Speak Out Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or other acts referenced in Section 19 of the Employment Agreement.

9. Interference with Suppliers.

You hereby agree that you shall not, (a) during your employment and for a period of twelve (12) months following the termination of your employment, regardless of the reason therefore, or (b) in relation to any contract or arrangement which the Company and/or any of its Affiliates has with any Supplier (as defined below) for the exclusive supply of goods or services to the Company and/or to any Affiliate, for the duration of such contract or arrangement, whether on your own behalf, or in conjunction with or on behalf of any person, the Company, business entity or other organization (whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly: (i) interfere with the supply of goods or services to the Company and/or any Affiliate from any supplier; or (ii) induce any supplier of goods or services to the Company and/or any Affiliate to cease or decline to supply such goods or services in the future. For purposes of this Agreement, “Supplier” means any person, company, business entity or other organization whatsoever who (a) has supplied goods or services to the Company or any Affiliate during any part of the twelve (12) months immediately preceding the termination of your employment and you had contact with or responsibility over; or (b) has agreed prior to the termination of your employment to supply goods or services to the Company or any Affiliate to commence at any time in the twelve (12) months following the termination of your employment and you had contact with or responsibility over; or (c) as of the termination of your employment, supplies goods or services to the Company or any Affiliate under an exclusive contract or arrangement between the Supplier and the Company or any Affiliate and you had contact with or responsibility over.

10. Reasonableness of Restrictions and Remedies.

You agree that the terms of Sections 3 through 9 of this Agreement are intended to protect and preserve legitimate business interests of the Company and are reasonable and necessary. It is further agreed that any breach of Sections 3 through 9 of this Agreement may render irreparable harm to the Company. In the event of a breach or threatened breach by you, you acknowledge and agree that the Company’s remedies at law may be inadequate and that the Company shall be entitled to injunctive and other equitable relief against any threatened or continued breach of this Agreement by you without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. In the event a court of competent jurisdiction

Exhibit C - 6

determines that any provision of this Agreement is excessively broad, it is expressly agreed that this Agreement shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provision(s) shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Further, a court of competent jurisdiction may modify any such overbroad provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified. You further agree that any applicable restricted period set forth in Sections 5–6 and 9 shall be tolled during any legal proceedings during which the Company seeks to enforce any of these covenants against you if it is ultimately determined that you were in breach of such covenants.

11. Duty to Disclose.

Following the termination of your employment with the Company for any reason, you agree that you will notify any other employers of your obligations under this Agreement before you begin working for them and the Company may also notify those other employers of your obligations under this Agreement. However, if you believe in good faith that the restrictions in this Agreement will prevent you from obtaining a new job, you may notify the Company in writing, providing reasonable details about the proposed responsibilities of the new job (without disclosing another person’s confidential information). You will discuss with the Company whether appropriate accommodations can be made to protect the Company’s interests while allowing you to take the new job. The Company shall be under no obligation to modify the restrictions in this Agreement, but may do so in its sole and absolute discretion.

12. Post-Employment Legal Obligations.

Your post-employment obligations under this Agreement shall survive any termination of your employment by the Company.

13. Acknowledgment.

You acknowledge (i) that the restrictions and limitations set forth in this Agreement are legitimate and fair in light of, among other things, your actual or potential access to Confidential Information; (ii) that you have the right to consult with counsel prior to signing this agreement and have been informed, in writing, of that right (and this document constitutes that writing); and (iii) that this agreement has been provided to you with your Employment Letter agreement and you were given more than ten (10) business days to review this agreement before it became effective.

14. Miscellaneous.

(a) Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts. This Agreement is subject to the Mutual Arbitration Agreement entered into between the parties, except that any action for emergency injunctive relief (including a temporary restraining order or preliminary injunction) may be brought in the state and federal courts of Massachusetts because any arbitration award would be rendered ineffectual without the opportunity to obtain such relief and you hereby consent to such courts’ exercise of jurisdiction over you and waive any argument concerning improper or inconvenient forum.

(b) Attorneys’ Fees and Costs.

If any action at law or in equity, including an action for injunctive relief, is brought to enforce or interpret the terms, covenants or provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs from the other party, which may be set by the court or arbitrator overseeing such action or may be enforced by a separate action brought for that purpose, and which fees and costs shall be in addition to any other relief which may be awarded.

Exhibit C - 7

(c) Waiver of Jury Trial.

AS TO DISPUTES RELATING TO ANY MATTERS THAT ARE COVERED BY THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, EACH PARTY HERETO DOES HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL AND DOES HEREBY AGREE NOT TO REQUEST A JURY TRIAL. THIS PROVISION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT AND/OR TERMINATION OF YOUR EMPLOYMENT.

(d) Entire Agreement.

Other than your Employment Letter Agreement and your Mutual Arbitration Agreement with the Company which expressly survive this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes as of the date hereof any and all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may only be modified by an amendment in writing executed by the parties hereto.

(e) Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors in interest and assigns of the respective parties.

(f) Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Assignment.

This Agreement is not assignable by you. The Company may assign this Agreement to any Affiliate, assignee or successor.

(h) No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INFORMA SUPPORT SERVICES, INC.

By:
Title:
Date:

Exhibit C - 8

GARY NUGENT

By:

Date:

Exhibit C - 9